Exhibit 10.12(b)

SECOND AMENDMENT TO

LICENSE AGREEMENT

This Second Amendment to License Agreement (the “Second Amendment”) is made and entered into by and between Rodan & Fields, LLC (“Licensee”) and Helix BioMedix, Inc. (“Licensor”) and amends that certain License Agreement dated as of August 27, 2008, as amended (the “Agreement”). Capitalized terms included in this Second Amendment and not otherwise defined herein have the meanings given to them in the Agreement.

1.	Amendment.

Section 10.2 of the Agreement is hereby amended and restated in its entirety as follows:

10.2        This Agreement will remain in effect for four (4) years from the Effective Date above unless terminated pursuant to this Section 10 or Section 6.1. This Agreement will automatically renew for successive one-year terms unless (i) Licensee provides notice of termination to Licensor at least 60 days before the end of the then-current term; or (ii) Licensor provides notice of termination to Licensee at least 180 days before the end of the then-current term.

2.	Force and Effect.

The remainder of the Agreement is not amended hereby and shall remain in full force and effect. The parties hereby ratify and confirm the terms and conditions of the Agreement, as amended by this Second Amendment.

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first set forth above.

LICENSEE:		LICENSOR:

RODAN & FIELDS, LLC		HELIX BIOMEDIX, INC.

By:	/s/ Susan Vandegrift	By:	/s/ Robin L. Carmichael
Name:	Susan Vandegrift	Name:	Robin L. Carmichael
Title:	VP Finance & Administration	Title:	Chief Operating Officer
Date:	8/25/11	Date:	8/25/11